News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

PROCTER & GAMBLE ANNOUNCES APPOINTMENT OF DIRECTOR

PATRICIA A. WOERTZ APPOINTED TO BOARD OF DIRECTORS

CINCINNATI, Jan. 8, 2008 - The Procter & Gamble Company (NYSE: PG) today announced the appointment of Patricia A. Woertz (54), chairman and chief executive officer of Archer Daniels Midland Corporation (NYSE: ADM), to the company’s board of directors effective immediately.

“Pat Woertz is an outstanding business leader with an exceptional blend of strategic, analytical, business and leadership experience,” commented A. G. Lafley, P&G’s chairman and chief executive officer. “Her track record in building strategic and shareholder value will make her an outstanding board member.”

Woertz holds a Bachelor of Science degree from Pennsylvania State University and is also a graduate of Columbia University’s International Executive Development Program. Prior to becoming chairman and chief executive officer at ADM, her career included executive positions at Chevron Corporation. She began her career as a certified public accountant with Ernst & Young.

About Procter & Gamble
Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Folgers®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Actonel®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, and Braun®. The P&G community consists of 138,000 employees working in over 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contact:
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+1-513-983-3465
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Email: peterson.ch@pg.com